EXHIBIT 99.1

Press Release

For Immediate Release

Las Vegas Sands Completes Amendment and Restatement of its Marina Bay Sands Credit Facility

Las Vegas, NV March 19, 2018 - Las Vegas Sands Corp. (NYSE: LVS) announced today that it has completed an amendment and restatement of its Marina Bay Sands credit facility.

“We are happy to conclude this refinancing. Through efforts like this, and others, our company will continue to fortify the strength of our industry-leading balance sheet. As a result, we will continue to be extremely well-positioned to aggressively pursue new development opportunities and to increase the return of capital to shareholders,” said Las Vegas Sands Chairman and Chief Executive Officer Sheldon G. Adelson.

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Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the company's control, which may cause material differences in actual results, performance or other expectations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Las Vegas Sands Corp. assumes no obligation to update such information.

About Las Vegas Sands Corp.

Las Vegas Sands Corp. (NYSE: LVS) is the world's pre-eminent developer and operator of world-class Integrated Resorts that feature luxury hotels; best-in-class gaming; retail; dining and entertainment; Meetings, Incentives, Convention and Exhibition (MICE) facilities; and many other business and leisure amenities. LVS pioneered the MICE-driven Integrated Resort, a unique, industry-leading and extremely successful model that serves both the business and leisure tourism markets.

The company’s properties include The Venetian and The Palazzo resorts and Sands Expo in Las Vegas, Sands Bethlehem in Eastern Pennsylvania, and the iconic Marina Bay Sands in Singapore. Through majority ownership in Sands China Ltd., LVS owns a portfolio of properties on the Cotai Strip in Macao, including The Venetian Macao, The Plaza and Four Seasons Hotel Macao, Sands Cotai Central and The Parisian Macao, as well as the Sands Macao on the Macao Peninsula.

LVS is dedicated to being a good corporate citizen, anchored by the core tenets of delivering a great working environment for its 50,000 team members worldwide, driving impact through its Sands Cares corporate giving program and leading innovation with the company’s award-winning Sands ECO360 global sustainability program. To learn more, please visit www.sands.com.

Contacts:

Investment Community:
Daniel Briggs
(702) 414-1221

Media:
Ron Reese
(702) 414-3607